Exhibit 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION

AGREEMENT

BY AND AMONG

CYPRESS ENERGY HOLDINGS, LLC

CYPRESS ENERGY PARTNERS, LLC

CYPRESS ENERGY PARTNERS, L.P.

CYPRESS ENERGY PARTNERS GP, LLC

CYPRESS ENERGY PARTNERS – TIR, LLC

MR. CHARLES C. STEPHENSON, JR.

AND

MS. CYNTHIA FIELD

Dated as of February 20, 2015

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement, dated as of February 20, 2015 (this “Agreement”), is by and among Cypress Energy Holdings, LLC, a Delaware limited liability company (“Holdings”), Cypress Energy Partners, LLC, a Delaware limited liability company (the “OLLC”), Cypress Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Cypress Energy Partners GP, LLC, a Delaware limited liability company (the “General Partner”), Cypress Energy Partners – TIR, LLC, a Delaware limited liability company (“CEP-TIR”), Mr. Charles C. Stephenson, Jr. and Ms. Cynthia Field. The above-named entities and individuals are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the respective meanings assigned to such terms in Article I.

RECITALS

WHEREAS, the Partnership indirectly owns 50.1% of the limited liability company interest in Tulsa Inspection Resources, LLC, a Delaware limited liability company (“TIR”), Tulsa Inspection Resources Holdings LLC (“TIR Holdings”) and Tulsa Inspection Resources – Nondestructive Examination LLC (“TIR NDE” and, collectively with TIR and TIR Holdings, the “TIR Entities”); and

WHEREAS, CEP-TIR, Mr. Charles C. Stephenson, Jr. and Ms. Cynthia Field (the “Contributors”) collectively own the remaining 49.9% of the limited liability company interest in each of the TIR Entities (the “Subject Interests”) and each desires to contribute his, her or its portion of the Subject Interests to the Partnership in exchange for $54,339,202 (the “Cash Consideration”).

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:

“Affiliate” has the meaning assigned to such term in the Partnership Agreement.

“Agreement” has the meaning assigned to such term in the preamble.

“Associated Employee” means the employees of the Contributors or their Affiliates who provide exclusive or shared services to the TIR Entities or with respect to their assets.

“Board” means the Board of Directors of the General Partner.

“Cap” has the meaning set forth in Section 6.8.

“Cash Consideration” has the meaning assigned to such term in the recitals.

“CEP-TIR” has the meaning assigned to such term in the preamble.

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” means February 9, 2015.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder.

“Conflicts Committee” has the meaning assigned to such term in the Partnership Agreement.

“Contributor Parties” has the meaning set forth in Section 6.1.

“Contributors” has the meaning assigned to such term in the recitals.

“Contributors Aggregate Group” has the meaning set forth in Section 3.4(f).

“Cypress Credit Agreement” means the credit agreement dated as of December 24, 2013, by and among the Partnership and CEP-TIR, as co-borrowers, the lenders party thereto from time to time, and Deutsche Bank and BMO acting as arrangers, as amended.

“Damages” has the meaning set forth in Section 6.1.

“Deductible” has the meaning set forth in Section 6.8.

“Effective Time” has the meaning set forth in Section 5.1.

“ERISA” has the meaning set forth in Section 3.4(f).

“Financial Statements” means the audited annual balance sheet of the TIR Entities as of December 31, 2013, and the related statements of income and cash flows for the year then ended and the unaudited and unadjusted balance sheet of the TIR Entities for the nine-month period ended September 30, 2014 and the related statements of income and cash flows for the period then ended.

“Fraud” means intentional or willful misrepresentation of material facts regarding the representations and warranties set forth in Article III.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning assigned to such term in the preamble.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Holdings” has the meaning assigned to such term in the preamble.

“Indemnity Claim” has the meaning set forth in Section 6.3.

“Knowledge” means the actual knowledge of that Party’s designated personnel after due inquiry. The designated personnel for the TIR Sponsors are Peter C. Boylan III, G. Les Austin and Richard M. Carson.

“Law” means any statute, law, treaty, rule, code, ordinance, requirement, regulation, permit or certificate of any Governmental Authority, any interpretation of any of the foregoing by any Governmental Authority, or any binding judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority.

“Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance that: (a) materially and adversely affects the business, assets, liabilities, properties, financial condition or results of operations of the TIR Entities or the Subject Interests, individually or in the aggregate, other than any such change, effect, event, occurrence, condition or other circumstance to the extent resulting or arising from (i) any change in the pipeline inspection and integrity service industry generally (including any change in the prices of crude oil or other hydrocarbon products or industry margins), (ii) any change in general market, economic, financial or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iii) any regulatory changes or changes in Law or GAAP, (iv) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby, provided that in the case of clauses (i), (ii) or (iii), the impact on the TIR Entities is not disproportionate to the impact on other pipeline inspection and integrity service companies; or (b) hinders, delays or impedes the ability of any Contributors to perform its obligations under the Agreement or ancillary documents or to consummate the transactions contemplated by this Agreement or any ancillary document.

“OLLC” has the meaning assigned to such term in the preamble.

“Omnibus Agreement” means the Omnibus Agreement, dated as of January 21, 2014, among Cypress Energy Holdings, LLC, Cypress Energy Management, LLC, the OLLC, the Partnership, the General Partner, CEP-TIR, Foley Inspection Services ULC, TIR, Tulsa Inspection Resources Holdings, LLC, Tulsa Inspection Resources – Nondestructive Examination, LLC, Tulsa Inspection Resources – Canada ULC, Mr. Charles C. Stephenson, Jr. and Ms. Cynthia Field as such agreement may be amended, supplemented or restated from time to time.

“Amended and Restated Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, dated as of the Closing Date, by and among the parties named therein, substantially in the form set forth in Exhibit A to this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Partnership” has the meaning assigned to such term in the preamble.

“Partnership Agreement” means First Amended and Restated Agreement of Limited Partnership of Cypress Energy Partners, L.P.

“Partnership Parties” has the meaning set forth in Section 6.2.

“Party” and “Parties” has the meaning assigned to such term in the preamble.

“Plans” has the meaning set forth in Section 3.4(f).

“Schedules” means the disclosure schedules to this Agreement.

“SEC Contract” means each contract and other agreement to which the TIR Entities are a party that has been, or would be required to be, listed in a Form 10-K filing pursuant to Item 601(b)(10) of Regulation S-K.

“Subject Interests” has the meaning assigned to such term in the recitals.

“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Indemnity Period” has the meaning assigned to such term in Section 7.1.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“TIR” has the meaning assigned to such term in the recitals.

“TIR Entities” has the meaning assigned to such term in the recitals.

“TIR Holdings” has the meaning assigned to such term in the recitals.

“TIR NDE” has the meaning assigned to such term in the recitals.

“TIR Sponsors” means Holdings and CEP TIR.

“Transactions” has the meaning set forth in Section 2.1.

ARTICLE II

CONTRIBUTION, ACKNOWLEDGEMENTS AND DISTRIBUTIONS

Section 2.1 Transactions. On the terms and subject to the conditions of this Agreement, at the Closing, each of the following transactions (collectively, the “Transactions”) will occur:

(a) The Partnership will borrow $52,587,614 under the Cypress Credit Agreement;

(b) CEP-TIR will grant, contribute, bargain, convey, assign, transfer, set over and deliver to the Partnership, its successors and its assigns, for its and their own use forever, all right, title and interest in and to a 36.2% limited liability company interest in each of the TIR Entities in exchange for $38,149,732;

(c) Cynthia Field will grant, contribute, bargain, convey, assign, transfer, set over and deliver to the Partnership, its successors and its assigns, for its and their own use forever, all right, title and interest in and to a 3.1% limited liability company interest in each of TIR Entities in exchange for $3,266,966;

(d) Charles C. Stephenson, Jr. will grant, contribute, bargain, convey, assign, transfer, set over and deliver to the Partnership, its successors and its assigns, for its and their own use forever, all right, title and interest in and to a 10.6% limited liability company interest in each of the TIR Entities in exchange for $11,170,916;

(e) The Partnership will grant, contribute, bargain, convey, assign, transfer, set over and deliver to the OLLC, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the Partnership’s 49.9% limited liability company interest in each of the TIR Entities, as a capital contribution, and the OLLC will accept such contribution; and

(f) The Amended and Restated Omnibus Agreement will be executed and delivered by the parties thereto.

Section 2.2 Characterization of the Transaction. The Parties recognize that Contributor’s contribution of the Subject Interests to the Partnership in exchange for the Cash Consideration will be treated for U.S. federal income tax purposes as (a) a sale by each Contributor of his, her or its portion of the Subject Interests and (ii) a purchase by the Partnership of the assets of the TIR Entities attributable to the Subject Interests, pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432. None of the Contributors or the Partnership shall take any position for income tax purposes that is inconsistent with such treatment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 General Representations and Warranties. Each of the Parties hereby represents and warrants that:

(a) the execution and delivery of this Agreement and the Amended and Restated Omnibus Agreement have been authorized by all necessary limited liability company or limited partnership action on the part of such Party, as applicable, and this Agreement constitutes, and the Amended and Restated Omnibus Agreement when executed and delivered will constitute, valid and legally binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally or (ii) the availability of equitable remedies generally;

(b) the execution, delivery and performance by such Party of this Agreement and the Amended and Restated Omnibus Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of (i) such Party’s organizational documents, if applicable, (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, permit or other instrument or obligation to which such Party is a party or is subject or by which such Party’s assets or properties are bound or (iii) any Laws applicable to such Party; and

(c) no consent, approval, filing, notification or authorization of any Governmental Authority or third party is required for the consummation by such Party of the Transactions.

Section 3.2 Representations and Warranties of the Contributors. Each of the Contributors jointly and severally represents and warrants to the Partnership that:

(a) on the date of this Agreement, CEP-TIR, Mr. Charles C. Stephenson, Jr. and Ms. Cynthia Field own 36.2%, 10.6% and 3.1%, respectively, of the limited liability company interest in each of the TIR Entities, free and clear of all mortgages, liens, securities interests, charges, encumbrances or claims of any kind;

(b) on the Closing Date, upon the receipt of the Cash Consideration by the Contributors in accordance with the terms of this Agreement, title to the Subject Interests will vest in the OLLC, free and clear of all mortgages, liens, securities interests, charges, encumbrances or claims of any kind;

(c) there is no outstanding agreement, contract, option, commitment or other right in favor of, or held by, any person or entity to acquire the Subject Interests that has not been waived;

(d) none of the Contributors has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate the Partnership, the General Partner or any of their Affiliates (other than CEP-TIR) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the Transactions; and

(e) such Contributor has made its own analysis of the fairness of the transactions contemplated hereby and have had sufficient opportunity and time to investigate and review the proposed transaction and consult with all advisers such

Contributor deems appropriate or necessary to consult with in connection with this Agreement and any action arising hereunder, including tax and accounting advisers. Such Contributor acknowledges that, in connection with the entry into this Agreement and consummation of the transactions contemplated hereby, such Contributor has not relied on any representations or warranties of the Partnership, or any partner, director, officer, affiliate or representative of the Partnership, except for the representations or warranties of the Partnership set forth in this Article III.

Section 3.3 Representations and Warranties of the Partnership. The Partnership represents and warrants to the Contributors that:

(a) it is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite limited partnership power and authority to own, operate or lease its properties and assets and to conduct its business as presently conducted;

(b) neither it nor the General Partner has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate the Contributors to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the Transactions;

(c) the Partnership is acquiring the Subject Interests for its own account with the present intention of holding the Subject Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Subject Interests in violation of any federal or state securities Laws. The Partnership acknowledges that the Subject Interests have not been registered under federal and state securities Laws and that the Subject Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws; and

(d) the Partnership has made its own analysis of the fairness of the transactions contemplated hereby and have had sufficient opportunity and time to investigate and review the proposed transaction and consult with all advisers the Partnership deems appropriate or necessary to consult with in connection with this Agreement and any action arising hereunder, including tax and accounting advisers. The Partnership acknowledges that, in connection with the entry into this Agreement and consummation of the transactions contemplated hereby, the Partnership has not relied on any representations or warranties of any of the Contributors, or any partner, director, officer, affiliate or representative of any of the Contributors, except for the representations or warranties of the Contributors set forth in this Article III.

Section 3.4 Representations and Warranties Regarding the TIR Entities. Each of the TIR Sponsors jointly and severally represents and warrants to the Partnership that:

(a) Financial Statements. To the TIR Sponsors’ Knowledge, the Financial Statements (including any notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the TIR Entities as of such dates and the results of operations of TIR Entities for such periods (other than for changes in accounting principles disclosed therein and, with respect to the unaudited financial statements, for normal and recurring year-end adjustments and the absence of financial footnotes).

(b) Undisclosed Liabilities. To the TIR Sponsors’ Knowledge, there are no liabilities or obligations of the TIR Entities (whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would result in any such liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Financial Statements or described in the footnotes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since September 30, 2014, (iii) liabilities or obligations arising under executory contracts entered into in the ordinary course of business consistent with past practices, (iv) liabilities or obligations under this Agreement, and (vi) other liabilities or obligations which, in the aggregate, would not, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect.

(c) Litigation. Except as disclosed in Schedule 3.4(c), there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the TIR Sponsors’ Knowledge, threatened or judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity (i) against or affecting the Subject Interests, the TIR Entities or their assets or businesses or (ii) that (A) alleges the invalidity or unenforceability of any of the Contributors’ obligations under this Agreement or any of the ancillary documents hereto or (B) seeks to prevent or delay the consummation by the Contributors of the transactions contemplated by this Agreement or any of the ancillary documents hereto, except for those items that would not, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect.

(d) Taxes. To the TIR Sponsors’ Knowledge, with respect to the Subject Interests during the Tax Indemnity Period, (i) all Tax Returns required to be filed by the TIR Entities or with respect to their businesses or assets have been filed on a timely basis (taking into account all legal extensions of due dates); (ii) all such Tax Returns were complete and correct; (iii) all Taxes owed by the TIR Entities or with respect to their businesses or assets which are or have become due have been timely paid in full; (iv) there are no liens, securities interests, charges, encumbrances or claims of any kind on the Subject Interests or the assets of the TIR Entities that arose in connection with any failure (or alleged failure) to pay any Tax on such assets, other than liens for Taxes not yet due and payable; and (v) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the TIR Entities, their assets or the Subject Interests. To the TIR Sponsors’ Knowledge, for the period that includes the most recent four calendar quarters ending before the Closing Date and the portion of the calendar quarter up to and including the Closing Date, more than 90% of the gross income with respect to the assets of the TIR Entities will be items of income that are “qualifying income” within the meaning of Section 7704(d) of the Code.

(e) Employees. None of the TIR Entities has any employees. Except as disclosed on Schedule 3.4(c), there are no facts or circumstances that have resulted or would result in a claim against the TIR Entities on behalf of an individual or a class in excess of $500,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal Laws relating to employment of the Associated Employees or any claims relating to any liability under ERISA.

(f) Employee Benefits. All compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”) in which Associated Employees participate are sponsored or maintained by a Contributor or an Affiliate of a Contributor. Each Plan in which Associated Employees participate and which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified or relies on an opinion letter issued by the Internal Revenue Service with respect to a base prototype plan document and, has been maintained in material compliance with its terms and the provisions of all applicable Laws, including, without limitation, ERISA and the Code. Neither a Contributor nor any entity treated as a single employer with a Contributor for purposes of Section 414(b), (c), (m) or (o) of the Code (the “Contributors Aggregated Group”) has incurred any material liability under Title IV of ERISA (other than for the payment of benefits or Pension Benefit Guaranty Corporation insurance premiums, in either case in the ordinary course). Other than any liabilities for which the TIR Entities have no responsibility or obligation, (i) neither a Contributor nor any member of the Contributors Aggregated Group is obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) in respect of which a Contributor or any member of the Contributors Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) that would result in a Material Adverse Effect, and (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of Contributors or any of their Affiliates or a nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. No member of the Contributors Aggregated Group or any organization to which such member is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(g) Transactions with Affiliates. Except as disclosed in the SEC Contracts or in the footnotes to the Financial Statements, none of the TIR Entities is party to any agreement, contract or arrangement between a TIR Entity, on the one hand, and any of the Contributors or any of their Affiliates, on the other hand, other than those entered into with such TIR Entities in the ordinary course of business consistent with past practices on commercially reasonable terms.

(h) Investment Company Act. To the TIR Sponsors’ Knowledge, none of the TIR Entities is subject to regulation under the Investment Company Act of 1940, as amended.

(i) Conflicts Committee Matters. The projections and budgets provided to the Conflicts Committee as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with the TIR Sponsors’ management’s current expectations. The other financial and operational information provided to the Conflict Committee as part of its review of the proposed transaction is derived from and is consistent with the TIR Sponsors’ books and records.

ARTICLE IV

COVENANTS AND CLOSING CONDITIONS

Section 4.1 Covenants of the Parties. Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions on the Closing Date, including using their reasonable best efforts to satisfy the conditions to Closing set forth in this Article IV. Each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing obligations.

Section 4.2 Closing Conditions of the Partnership. The obligation of the Partnership to consummate the Transactions is subject, at the option of the Partnership, to the satisfaction at or prior to the Closing of all of the following conditions:

(a) Contributors’ Representations and Warranties. The representations and warranties of the Contributors made in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(b) No Action. No action, proceeding or litigation (excluding any action, proceeding or litigation initiated by the Partnership or its Affiliates) shall be pending or threatened before any Governmental Authority seeking to enjoin or restrain the Closing or recover damages from the Partnership or any of its Affiliates resulting therefrom;

(c) No Existing Order. No Order shall have been entered and be in effect, and no Law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates this Agreement or the consummation of the Transactions;

(d) Consents. All consents, licenses and approvals from all third parties or Governmental Authorities that are necessary or appropriate for the Contributors or the Partnership to consummate the Transactions shall have been obtained; and

(e) Conflicts Committee Approval. The Conflicts Committee shall not have withdrawn or qualified its recommendation to the Board with respect to the Transactions.

Section 4.3 Closing Conditions of the Contributors. The obligation of the Contributors to consummate the Transactions is subject, at the option of the Contributors, to the satisfaction at or prior to the Closing of all of the following conditions:

(a) Partnership’s Representations and Warranties. The representations and warranties of the Partnership made in this Agreement shall be true and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(b) No Action. No action, proceeding or litigation (excluding any action, proceeding or litigation initiated by the Contributors or any of their respective Affiliates) shall be pending or threatened before any Governmental Authority seeking to enjoin or restrain the Closing or recover damages from any of the Contributors or any Affiliate of the Contributors resulting therefrom;

(c) No Existing Order. No Order shall have been entered and be in effect, and no Law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates this Agreement or the consummation of the Transactions;

(d) Consents. All consents, licenses and approvals from all third parties or Governmental Authorities that are necessary or appropriate for the Contributors or the Partnership to consummate the Transactions shall have been obtained; and

(e) Conflicts Committee Approval. The Conflicts Committee shall not have withdrawn or qualified its recommendation to the Board with respect to the Transactions.

ARTICLE V

CLOSING

Section 5.1 Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) shall occur on the date hereof (the “Closing Date”) at such location as the Parties may agree upon. The Closing shall be effective for all purposes hereunder as of 12:01 a.m. on February 1, 2015 (the “Effective Time”).

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification of the Contributors and other Parties. Solely for the purpose of indemnification in this Section 6.1, the representations and warranties of the Partnership in this Agreement shall be deemed to have been made without regard to any materiality qualifiers. From and after the Closing Date, and notwithstanding any provision in the Omnibus Agreement to the contrary, the Partnership shall indemnify and hold the Contributors and their respective Affiliates (other than the Partnership and the General Partner and their respective subsidiaries), equity holders, directors, officers, employees, agents, representatives and insurers (together with the Contributors, the “Contributor Parties”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the Contributor Parties as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of the Partnership in this Agreement or (b) any breach of any agreement or covenant under this Agreement on the part of the Partnership.

Section 6.2 Indemnification of the Partnership and other Parties. Solely for the purpose of indemnification in this Section 6.2, the representations and warranties of the Contributors in this Agreement shall be deemed to have been made without regard to any materiality qualifiers. From and after the Closing Date, and notwithstanding any provision in the Omnibus Agreement to the contrary, the Contributors shall indemnify and hold the Partnership and the General Partner and their respective Affiliates (other than CEP-TIR), equity holders (other than any of the Contributor Parties), directors, officers, employees, agents, representatives and insurers (together with the Partnership, the “Partnership Parties”) harmless from and against any and all Damages suffered by the Partnership Parties as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of any Contributor in this Agreement or (b) any breach of any agreement or covenant under this Agreement on the part of any Contributor.

Section 6.3 Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.

Section 6.4 Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 6.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

Section 6.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

Section 6.7 Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all tax benefits and other reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages.

Section 6.8 Limitations on Indemnification.

(a) To the extent the Partnership Parties are entitled to indemnification for Damages pursuant to Section 6.2(a) due to a breach of the representations and warranties set forth in Section 3.4, the Contributors shall not be liable for those Damages unless the aggregate amount of Damages exceeds 0.5% of the Cash Consideration (the “Deductible”), and then only to the extent of any such excess; provided, that the Contributors shall not be liable for Damages that exceed, in the aggregate, 15% of the Cash Consideration (the “Cap”) less the Deductible.

(b) Notwithstanding clause (a) above, to the extent the Partnership Parties are entitled to indemnification for Damages for claims arising from Fraud, the Contributors shall be fully liable for such Damages without respect to the Deductible or the limitations in Section 6.8(a).

(c) To the extent the Contributor Parties are entitled to indemnification for Damages pursuant to Section 6.1(a), the Partnership shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess; provided, that the Partnership shall not be liable for Damages that exceed, in the aggregate, the Cap less the Deductible.

(d) Notwithstanding clause (c) above, to the extent the Contributor Parties are entitled to indemnification for Damages for claims arising from Fraud, the Partnership shall be fully liable for such Damages without respect to the Deductible and the limitations in Section 6.8(c).

(e) To the extent the Partnership Parties are entitled to indemnification for Damages pursuant to Section 6.2(a) due to a breach of the representations and warranties set for in Section 3.4 and the Damages related to such breach are calculated with respect to 100% of the equity interest or assets of the TIR Entities, as applicable, the Partnership Parties shall only be entitled to be indemnified for 49.9% of such Damages.

Section 6.9 Survival. The representations and warranties of the Contributors set forth in Sections 3.1(a), 3.1(b), 3.2(a), 3.2(b), 3.2(d) and 3.2(e) shall survive indefinitely, and the representations and warranties of the Contributors set forth in Sections 3.4(d) and 3.4(f) shall survive for the applicable statute of limitations plus 30 days. The representations and warranties of the Contributors set forth in Article III other than those set forth in the immediately previous sentence shall survive for a period of one year after the Closing Date. The representations and warranties of the Partnership set forth in Sections 3.1(a), 3.1(b), 3.3(a) and 3.3(b) shall survive indefinitely. The representations and warranties of the Partnership set forth in Article III other than those set forth in the immediately previous sentence shall survive for a period of one year after the Closing Date.

Section 6.10 Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the Transactions except as provided in this Article VI and as set forth in the Omnibus Agreement.

Section 6.11 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP AND THE CONTRIBUTORS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE VII

TAX MATTERS

Section 7.1 Liability for Taxes. The Parties agree that from and after the Closing and with respect to the period beginning on 12:01 am on January 23, 2014 and ending at the Effective Time (the “Tax Indemnity Period”), the income derived from the Subject Interests for the Tax Indemnity Period will be reflected on the Tax Returns of the Contributors and that the Contributors shall bear the liability for any Taxes associated with such income.

Section 7.2 Tax Returns. With respect to any Tax Return covering any taxable period that is required to be filed by the TIR Entities or their businesses or assets, the TIR Entities shall be responsible for the timely remittance of payment (and deposit of any refund) of Taxes due with respect to the period covered by such Tax Return. The Parties shall bear liability for payment of Tax to the extent of their ownership percentage in each respective entity during the period to which the Tax relates.

Section 7.3 Survival. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

Section 7.4 Conflict. In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement, the provisions of this Article VII shall control.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. All references herein to a time shall be to Central Standard Time.

Section 8.2 Expenses. Except as otherwise set forth herein, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for effecting the provisions of this Agreement.

Section 8.3 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.

Section 8.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 8.5 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 8.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 8.7 Choice of Law. This Agreement shall be subject to and governed by the laws of the state of Delaware. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE

STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

Section 8.8 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provisions or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 8.9 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 8.10 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

Section 8.11 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

Section 8.12 Schedules. Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters that are material or matters having a Material Adverse Effect shall not be deemed an indication that such matter is material or does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule for information purposes only.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

CYPRESS ENERGY HOLDINGS, LLC

	By:	/s/ G. Les Austin
		Name:	G. Les Austin
		Title:	VP & CFO

CYPRESS ENERGY PARTNERS, LLC

	By:	/s/ G. Les Austin
		Name:	G. Les Austin
		Title:	VP & CFO

CYPRESS ENERGY PARTNERS, L.P.
By:	Cypress Energy Partners GP, LLC

	By:	/s/ G. Les Austin
		Name:	G. Les Austin
		Title:	VP & CFO

CYPRESS ENERGY PARTNERS GP, LLC

	By:	/s/ G. Les Austin
		Name:	G. Les Austin
		Title:	VP & CFO

CYPRESS ENERGY PARTNERS – TIR, LLC

	By:	/s/ G. Les Austin
		Name:	G. Les Austin
		Title:	VP & CFO

MR. CHARLES C. STEPHENSON, JR.

/s/ Charles C. Stephenson, Jr.

Signature Pages to Contribution, Conveyance and Assumption Agreement

MS. CYNTHIA FIELD

/s/ Cynthia Field

Signature Pages to Contribution, Conveyance and Assumption Agreement